Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

March 13, 2026
Asana, Inc.
633 Folsom Street, Suite 100
San Francisco, California 94107
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 14,274,918 shares of your Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), consisting of (i) 11,895,765 shares of Class A Common Stock reserved for issuance under the 2020 Equity Incentive Plan (the “2020 Plan”) and (ii) 2,379,153 shares of Class A Common Stock, reserved for issuance under the 2020 Employee Stock Purchase Plan (the “ESPP” and, together with the 2020 Plan, the “Plans”).
As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Class A Common Stock under the Plans and pursuant to the agreements related thereto.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Class A Common Stock, when issued and sold in the manner referred to in the applicable Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
Wilson Sonsini Goodrich & Rosati Professional Corporation